Exhibit 10.5

EMPLOYEE RELOCATION REPAYMENT AGREEMENT

I Brad Turner, have read and agree to the terms outlined in Newell Brands Inc.’s Relocation Program. In consideration of any payment made to me, or on my behalf to a third-party, in connection with my relocation(s) (hereinafter “relocation payments”) by Newell Brands Inc. (or of its any subsidiaries, affiliates or divisions, hereinafter collectively referred to as “the Company”), I agree that if I voluntarily terminate my employment for any reason or if the Company terminates me for cause (“a Separation”), I will be required to repay all payments, expenditures and reimbursements made to me or others pursuant to the relocation program (including tax gross-up payments) as set forth more fully below*:

If a Separation occurs within twelve (12) months of my relocation date, which is defined as the date my relocation is initiated with the relocation service provider (“Relocation Date”), I agree to repay 100% of all relocation payments.*

If a Separation occurs between thirteen (13) and twenty-four (24) months of my Relocation Date, I agree to repay 50% of all relocation payments.*

I agree to reimburse the Company as required by this Agreement no later than 30 days after a Separation occurs unless an alternate payment schedule is agreed to in writing by me and the Company. To the extent allowed by law, this Agreement serves as written authorization by me that the Company may deduct any sums due under this Agreement from amounts payable to me from the Company, including without limitation salary, commissions, bonus, vacation pay or other incentive compensation. In the event this Agreement must be enforced by law or through an attorney, I agree to bear all costs and expenses (including but not limited to collection fees, court costs, and other expenses) of such collection that may be incurred by the Company, including reasonable attorneys’ fees.

For purpose of this Agreement, the term “Cause” shall mean: (i) violation of Company policy, including but not limited to the Company’s Code of Conduct and Ethics; (ii) failure or refusal to follow a lawful order of the Board of Directors, the Company’s management staff or your direct supervisor; or (iii) misconduct.

Any changes to my relocation benefits must be made in writing and are subject to all necessary approvals. If the benefits provided to me change or if the relocation of my household goods is delayed more than six months beyond my Relocation Date, I understand that I may be requested and required to execute a new repayment agreement in order to be eligible for continued benefits.

I further understand and agree that nothing in this Relocation Repayment Agreement is intended to create or imply an employment contract or guarantee of employment or continued employment with the Company and that my employment with the Company remains “at-will”, meaning that I am free to terminate my employment at any time and for any reason and that the Company has this same right.

/s/ Bradford R. Turner	3/13/19
Employee Signature	Date

*Relocation payments subject to reimbursement exclude all or any portion of the purchase price paid by the Company for the sale of my home, if required, or any loss incurred by the Company in connection with the resale of such home.

Relocation benefits cannot be initiated without a signed Employee Repayment Agreement

Michael B. Polk

Chief Executive Officer

March 13, 2019

Bradford R. Turner

Via email

Dear Brad,

This letter supplements those terms set forth in your employment offer letter agreement dated August 31, 2017, which terms remain in full force and effect, modified only as described herein. In addition to your current terms of employment, you will be eligible for relocation such that you can work primarily in the Company’s offices in Atlanta, Georgia. Your move will be managed through a relocation assistance provider designated by the Company. Benefits offered through the relocation program will be detailed in a separate document and provided pursuant to the applicable policy governing relocation assistance for executive employees. Following your relocation, expenses associated with travel to and from the Company’s headquarters in Hoboken, New Jersey will be reimbursed by the Company pursuant to its applicable travel & entertainment policies.

Sincerely,

/s/ Michael B. Polk
President and Chief Executive Officer

To indicate your acceptance of this letter, please sign in the space provided below and return it to me.

/s/ Bradford Turner
Signature

Date